SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material Pursuant to §240.14a-12

CONSUMER PORTFOLIO SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Dated Filed:

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

CONSUMER PORTFOLIO SERVICES, INC.

19500 Jamboree Road, Irvine, California 92612

Phone: 949-753-6800

The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Friday, May 18, 2012 at the Company's principal executive offices, 19500 Jamboree Road, Irvine, California for the following purposes:

1.	To elect the Company's entire Board of Directors for a one-year term.

2.	To ratify the appointment of Crowe Horwath LLP as the Company's independent auditors for the fiscal year ending December 31, 2012.

3.	To approve an amendment to the Company’s 2006 Long-Term Equity Incentive Plan, which increases the number of shares issuable thereunder by 2,200,000.

4.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on Monday, March 19, 2012 are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and, if you attend the meeting in person, your executed proxy will be returned to you upon request.

By Order of the Board of Directors

Mark Creatura, Secretary
Dated:  April 19, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 18, 2012. The Proxy Statement and Annual Report to Shareholders for the fiscal year ended December 31, 2011 are available at www.consumerportfolio.com/AnnualMeeting2012.html.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE PRE-ADDRESSED RETURN ENVELOPE PROVIDED. IF GIVEN, YOU MAY REVOKE YOUR PROXY BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT AND ATTACHED PROXY CARD.

CONSUMER PORTFOLIO SERVICES, INC.

19500 Jamboree Road

Irvine, California 92612

949-753-6800

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 18, 2012

-----------

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00 A.M. local time on Friday, May 18, 2012 at the Company's principal executive offices, 19500 Jamboree Road, Irvine, California 92612, and at any adjournment thereof (the "Annual Meeting").

All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

The Board of Directors of the Company has fixed the close of business on March 19, 2012, as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 19,337,210 shares of CPS Common Stock issued and outstanding.  Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about April 19, 2012.  The Company will pay the expenses incurred in connection with the solicitation of proxies.  The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation.  The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND ANNUAL MEETING

Q:	WHAT IS THIS PROXY STATEMENT AND WHY AM I RECEIVING IT?

A:
You are receiving this proxy statement in connection with an annual meeting of shareholders called by our Board of Directors in connection with soliciting shareholder votes for the purpose of (i) electing the Company's entire Board of Directors for a one-year term; (ii) ratifying the appointment of Crowe Horwath LLP as the Company's independent auditors for the fiscal year ending December 31, 2012; (iii) approving the amendment of the 2006 Incentive Plan to increase the number of shares that may be issued under the plan by 2,200,000; and (iv) transacting such other business as may properly come before the annual meeting; in each case, as more fully described in this proxy statement. You have been sent this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the annual meeting of shareholders called for the purpose of voting on the foregoing matters

Q:	WHAT INFORMATION IS CONTAINED IN THIS PROXY STATEMENT?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, compensation of our directors and most highly paid executive officers, and certain other required information.

Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING, AND WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

A:
The Board of Directors of the Company has fixed the close of business on March 19, 2012, as the record date (“Record Date”) for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 19,337,210 shares of CPS Common Stock issued and outstanding. Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described in this proxy statement under the heading “Voting of Shares.” In order to approve each proposal, a quorum (a majority of outstanding shares of CPS Common Stock) must be present and (other than with respect to election of directors) a majority of all of the votes cast on the proposal at the Annual Meeting must be cast in favor of the proposal, which favorable votes cast must exceed 25% of the outstanding shares. Directors are elected by plurality vote. Abstentions and broker non-votes will not be counted as “votes cast” and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Q:	DOES OUR BOARD OF DIRECTORS RECOMMEND VOTING “FOR” THE PROPOSAL?

A:	Yes. Our Board of Directors recommends that our shareholders vote “FOR” each of the proposals described in this proxy statement.

Q:	HOW MAY I VOTE ON THE PROPOSALS IF I OWN SHARES IN MY OWN NAME?

A:
If you own your shares in your own name, you may vote on the proposals presented in this proxy statement, whether or not you plan to attend the annual meeting, by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope. It is important that you vote your shares whether or not you attend the meeting in person. Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the nominees for director named herein; FOR the ratification of the appointment of Crowe Horwath LLP as the Company's independent auditors for the year ending December 31, 2012; FOR approval of the amendment of the 2006 Incentive Plan; and such proxy will also be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting

Q:	HOW MAY I VOTE ON THE PROPOSALS IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, BANK OR OTHER NOMINEE?

A:	If your shares are held in “street name” through a broker, bank or other nominee, under certain circumstances the nominee may vote your shares. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The ratification of an accounting firm is an example of a routine matter. If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting.  When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on routine matters.

Q:	CAN I CHANGE MY MIND AND REVOKE MY PROXY?

A:
Yes.  Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company

Q:	CAN I VOTE MY SHARES IN PERSON?

A:
Yes. The annual meeting is open to all holders of CPS Common Stock as of the Record Date.  To vote in person, you will need to attend the meeting and bring with you evidence of your stock ownership. If your shares are registered in your name, you will need to bring valid identification. If your shares are held in the name of your broker, bank or another nominee or you received your proxy materials electronically, you will need to obtain and bring with you a “legal proxy” from your broker, bank or nominee, and bring evidence of your stock ownership, together with valid identification.

Q:	DO I HAVE DISSENTERS’ RIGHTS?

A:	No. There are no “dissenters’ rights” applicable to any of the proposals presented in this proxy statement.

Q.	WHO IS PAYING FOR THIS PROXY SOLICITATION?

A:
Our Board of Directors is making this solicitation, and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials.  In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.  We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominations

The individuals named below have been nominated for election as directors of the Company at the Annual Meeting, and each has agreed to serve as a director if elected.  The entire board of directors of the Company is elected annually.  Directors serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The names of the nominees, their principal occupations, and certain other information regarding them are set forth below. None of the nominees currently serves on the board of directors of any other publicly-traded companies.

Charles E. Bradley, Jr., 52, has been the President and a director of the Company since its formation in March 1991, and was elected Chairman of the Board of Directors in July 2001.  Mr. Bradley has been the Company's Chief Executive Officer since January 1992.  From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm.  From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm.  Having been with the Company since its inception, Mr. Bradley brings comprehensive knowledge of the Company’s business, structure, history and culture to the Board and the Chairman position.

Chris A. Adams, 63, has been a director of the Company since August 2007.  Since 1982 he has been the owner and chief executive of Latrobe Pattern Company and K Castings Inc., which are firms engaged in the business of fabricating metal parts. With his experience as chief executive of manufacturing companies, Mr. Adams contributes to the Company’s Board significant organizational and operational management skills.

Brian J. Rayhill, 49, has been a director of the Company since August 2006.  Mr. Rayhill has been a practicing attorney in New York State since 1988. As an experienced advocate, counselor and litigator, Mr. Rayhill brings legal knowledge and perspective to the Company’s Board.

William B. Roberts, 74, has been a director of the Company since its formation in March 1991.  Since 1981, he has been the President of Monmouth Capital Corp., an investment firm that specializes in management buyouts.  Having spent decades in the business of finance, Mr. Roberts brings to the Company’s Board his perspective and judgment regarding means of financing its business.

Gregory S. Washer, 50, has been a director of the Company since June 2007.  He has been the owner and president of Clean Fun Promotional Marketing LLC, a promotional marketing company, since its founding in 1986.  With his experience in promotions and marketing, Mr. Washer contributes to the Board significant organizational and operational management skills, combined with a wealth of experience in promotion and marketing of services.

Daniel S. Wood, 53, has been a director of the Company since July 2001.  Mr. Wood was president of Carclo Technical Plastics, a manufacturer of custom injection moldings, from September 2000 until his retirement in April 2007.   Previously, from 1988 to September 2000, he was the chief operating officer and co-owner of Carrera Corporation, the predecessor to the business of Carclo Technical Plastics. As president of Carclo, Mr. Wood was responsible for the overall operation of that company and for the quality and integrity of its financial statements.  He brings to the Board the knowledge and perspective useful in evaluating the Company’s financial statements, and broad organizational and management skills.

The Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating Committee.  Each of these three committees operates under a written charter, adopted by the Board of Directors of the Company.  The charters are available on the Company’s website, www.consumerportfolio.com/charters.html.  The Board of Directors has concluded that each member of these three committees (every director other than Mr. Bradley, the Company's chief executive officer), is independent in accordance with the director independence standards prescribed by Nasdaq, and has determined that none of them have a material relationship with the Company that would impair their independence from management or otherwise compromise the ability to act as an independent director.

The members of the Audit Committee are Mr. Wood (chairman), Mr. Rayhill and Mr. Washer.

The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions that may arise with respect to accounting and auditing policy and procedure.

The Board of Directors has further determined that Mr. Wood has the qualifications and experience necessary to serve as an "audit committee financial expert" as such term is defined in Item 407 of Regulation S-K promulgated by the SEC.   Mr. Wood, as president of Carclo Technical Plastics, was responsible for the preparation and evaluation of the audited financial statements of that company.

The members of the Compensation Committee are Mr. Adams (chairman), Mr. Roberts, and Mr. Wood.   This Committee makes determinations as to general levels of compensation for all employees of the Company and the annual salary of each of the executive officers of the Company, and administers the Company's compensation plans.  Those plans include the Company's 1997 Long-Term Stock Incentive Plan, the Executive Management Bonus Plan, and the CPS 2006 Long-Term Equity Incentive Plan.

The members of the Nominating Committee are Mr. Rayhill (chairman), Mr. Adams and Mr. Washer. Nominations for board positions are made on behalf of the Board of Directors by the nominating committee.  Because neither the Board of Directors nor its nominating committee has received recommendations from shareholders as to nominees, the Board of Directors and the nominating committee believe that it is and remains appropriate to operate without a formal policy with regard to any director candidates who may in the future be recommended by shareholders.  The nominating committee would consider such recommendations if received.

When considering a potential nominee, the nominating committee considers the benefits to the Company of such nomination, based on the nominee's skills and experience related to managing a significant business, the willingness and ability of the nominee to serve, and the nominee's character and reputation. The Company does not have a policy regarding the consideration of diversity in identifying nominees for director.

Shareholders who wish to suggest individuals for possible future consideration for board positions, or to otherwise communicate with the Board of Directors, should direct written correspondence to the corporate secretary at the Company's principal executive offices, indicating whether the shareholder wishes to communicate with the nominating committee or with the Board of Directors as a whole.  The present policy of the Company is to forward all such correspondence to the designated members of the Board of Directors.  There have been no changes in the procedures regarding shareholder recommendations in the past year.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and holders of in excess of 10% of the Company's common stock are required to file reports concerning their transactions in and holdings of equity securities of the Company.  Based on a review of reports filed by each such person, and inquiry of each regarding holdings and transactions, the Company believes that all reports required with respect to the year 2011 were timely filed, other than one acquisition by Mr. Riedl, which was reported one day late.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers, which applies to the Company's chief executive officer, chief financial officer, controller and others.  A copy of the Code of Ethics may be obtained at no charge by written request to the Corporate Secretary at the Company's principal executive offices.

Meetings of the Board

The Board of Directors held four meetings and acted seven times by written consent during 2011.  The Audit Committee met five times during 2011, including at least one meeting per quarter to review the Company's financial statements, and did not act by written consent, while the Compensation Committee met four times during 2011 and did not act by written consent.  The Nominating Committee acted once during 2011, by written consent.  Each nominee attended at least 75% of the meetings of the Board of Directors and its committees that such individual was eligible to attend in 2011.  The Company does not have a policy of encouraging directors to attend or discouraging directors from attending its annual meetings of shareholders.  Other than Mr. Bradley, no directors attended last year’s annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES ABOVE.

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe Horwath LLP ("Crowe") to be the Company's independent auditors for the year ending December 31, 2012.  Crowe also performed the audit of the Company's financial statements for the years ended December 31, 2008 through 2011.

A proposal to ratify the Audit Committee’s appointment of Crowe will be presented to shareholders at the Annual Meeting.  If the shareholders do not ratify the selection of Crowe at the Annual Meeting, the Audit Committee will consider selecting another firm of independent public accountants.  Representatives of Crowe are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

Fees Paid to Auditors

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firms for the years ended December 31, 2011 and 2010. Crowe has served as the Company’s independent registered public accounting firm since February 2009, and reported on the Company’s financial statements for the years ended December 31, 2008 through 2011.

Audit and Non-Audit Fees	2010	2011
Audit Fees (1)	$665,000	$685,000
Audit-Related Fees (2)	127,000	193,200
Tax Fees (3)	103,577	243,000
All Other Fees	- -	--
TOTAL	$895,577	$1,121,200

(1) Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.

(2) Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3) The 2011 and 2010 tax fees represent services rendered in connection with preparation of state and federal tax returns for the Company and its subsidiaries.

Audit Committee Supervision of Principal Accountant

The Audit Committee acts pursuant to a written charter adopted by the Board of Directors.  Pursuant to the charter, the Audit Committee pre-approves the audit and permitted non-audit fees to be paid to the independent auditor, and authorizes on behalf of the Company the payment of such fees, or refuses such authorization.  The Audit Committee has delegated to its chairman and its vice-chairman the authority to approve performance of services on an interim basis. In the fiscal years ended December 31, 2011 and December 31, 2010, all services for which audit fees or audit related fees were paid were preapproved by the Audit Committee as a whole, or pursuant to such delegated authority.

In the course of its meetings, the Audit Committee has considered whether the provision of the non-audit fees outlined above is compatible with maintaining the independence of the respective audit firms, and has concluded that such independence is not and was not impaired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP.

PROPOSAL NO. 3 – AMENDMENT OF 2006 LONG-TERM EQUITY INCENTIVE PLAN

The Board of Directors proposes that the shareholders approve an amendment (the "Amendment") to the Company's 2006 Long-Term Equity Incentive Plan (the "Plan").  The Amendment would increase the maximum number of shares issuable under the Plan by 2,200,000 shares, and would increase the maximum number of shares that may subject to awards granted to any one individual over the life of the Plan from 1,666,667 to 2,400,000.

The Board believes that stock options are essential to attract and retain the most talented personnel available for positions of substantial responsibility, to encourage ownership of the Common Stock by employees of the Company and its subsidiaries, and to promote the Company's success by providing both rewards for exceptional performance and long-term incentives for future contributions.  The Board of Directors believes that the number of shares currently available for issuance will be insufficient to achieve the purposes of the Plan unless additional shares are authorized.  In April 2012 the Board and its Compensation Committee acted to amend the Plan (the "Amendment") by increasing by 2,200,000 the total number of shares available for issuance under the Plan, and directed that the Amendment be submitted to the shareholders for approval.  The Board recommends that the shareholders approve the Amendment, in order to allow the Company to continue to offer stock options to key employees and directors as part of its overall compensation package. The Amendment will not take effect unless approved by the shareholders.

It should be noted that the Company previously maintained a 1991 Stock Option Plan (the "1991 Plan"), under which a total of 2,657,870 shares were issued to directors, officers and other employees, and a 1997 Long-Term Incentive Plan (the "1997 Plan"), under which a total of 2,882,470 shares were issued to directors, officers and other employees.  An aggregate of 2,297,950 shares may be issued in the future upon exercise of options outstanding under the 1997 Plan.  The 1991 Plan and 1997 Plan (together, the “Prior Plans”) have expired, and therefore no new grants can be made under either of the Prior Plans. No grants under the 1991 Plan remain eligible for exercise.

The number of shares of Common Stock reserved for issuance under the Plan prior to the proposed Amendment is 5,000,000, plus such number of shares as were authorized for issuance under the Prior Plans but become unavailable for issuance due to expiration or other termination of the Prior Plans or of grants thereunder, in all events without issuance of shares.  Giving effect to such adjustments, the total number of shares issuable under the Plan prior to the Amendment, and measured as of the date of this proxy statement, is 6,719,580 shares. Of the shares authorized for issuance under the Plan, approximately 6,687,699 are the subject of outstanding valid options as of the date of this proxy statement, and 24,000 shares have been issued pursuant to exercise of options granted under the Plan.

The number of shares remaining available for awards under the Plan, after giving effect to all outstanding grants and prior exercises, is 7,881. The Amendment would increase the number of shares issuable under the Plan by 2,200,000, to a total maximum of 8,895,580 shares, of which 2,207,881 would be available for future grants.  To the extent that outstanding grants under the 1997 Plan expire unexercised, any or all of the 2,297,950 shares issuable upon exercise of options that are now outstanding under the 1997 Plan would be added to the total number of shares authorized for issuance under the Plan, and removed from the shares authorized for issuance under the 1997 Plan.  The total number of shares issuable under the Plan and the Prior Plans is unaffected by such adjustments.

Description of the Plan

The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights and stock awards (as those terms are described below) to employees and directors of the Company and its subsidiaries.  The Company has 547 employees and five non-employee directors, all of whom are eligible to participate in the Plan; however, based on past practice and present policy, it would be reasonable to expect that it will be the Company’s managerial and officer employees (36 individuals) and its five non-employee directors who will receive awards under the Plan. From the inception of the Plan in 2006 to the present, no awards other than stock options have been granted under the Plan, and there are no current plans to issue any awards other than stock options.

The Board or a Committee of the Board consisting of two or more non-employee directors may administer the Plan.  Currently, the Compensation Committee of the Board administers the Plan.  The Board or the Committee has authority to administer and interpret the Plan and to determine the form and substance of agreements, instruments and guidelines for the administration of the Plan.  The Board or the Committee has authority to determine the employees and directors to be granted stock options under the Plan and to determine the size, type and applicable terms and conditions of such grants.

Because the employees and directors who may receive stock option grants and the amount of such grants are determined by the Board or the Committee from time to time, it is not possible to state the names or positions of, or the number of options that may be granted to, such employees and directors of the Company and its subsidiaries.  However, it can reasonably be anticipated that each person nominated for election as a director at the Annual Meeting, and each executive officer of the Company, may at some time in the future receive grants under the Plan.  The maximum number of shares of Common Stock that may subject to awards granted to any one individual over the life of the Plan has been 1,666,667, and would be increased by the Amendment to 2,400,000.

The Board or the Committee is authorized to establish, at the time each grant is made, the time or times at which stock options may be exercised and whether all of the stock options become exercisable at one time or in increments over time.  The exercise price of stock options is set by the Board or the Committee at the time of the granting of an option, and will not be less than the fair market value of such shares at the time of grant.  It is anticipated that awards will be granted in consideration of the recipients’ continued service with the Company.  In the event of a stock dividend, stock split, reverse stock split or similar capital adjustment, the Plan provides for appropriate adjustments to the number of shares reserved for issuance pursuant to the exercise of stock options, the number of stock options previously granted and the exercise price of stock options previously granted.

The closing price of the Company's Common Stock on the Nasdaq Stock Exchange LLC on April 13, 2012, was $1.55 per share, and the additional 2,200,000 shares to be authorized for issuance under the Plan thus have an aggregate market value of $3,630,000.

The term of stock options granted under the Plan may not be more than ten (10) years from the date of grant.  Options expire upon the earliest to occur of (i) three months following termination of employment, (ii) immediately upon the discharge of an optionee for misconduct that is willfully or wantonly harmful to the Company or any subsidiary, (iii) twelve months after an optionee's death or disability that renders the optionee incapable of continuing employment, (iv) upon the expiration date specified in the optionee's grant agreement, or (v) ten years after the date of grant.

The aggregate exercise price of options may be paid in cash or by cashier’s check, or otherwise as provided in specific option agreements.  Unless otherwise provided by the Board or the Committee administering the Plan, awards granted under the Plan may not be transferred by the optionee or by operation of law other than (i) by will of or by the laws of descent and distribution applicable to a deceased optionee, or (ii) pursuant to a domestic relations order.

The Plan and all rules, guidelines and regulations adopted with respect thereto may be terminated, suspended, modified or amended at any time by action of the Board or the Committee, provided, however, that any increase in the number of shares reserved for issuance pursuant to options granted under the Plan must be approved by the shareholders of the Company.  The Board or the Committee may amend the terms and conditions of outstanding stock options as long as such amendments do not (i) adversely affect the holders of such stock options without such holders' consent, (ii) change the length of the term of such stock options or (iii) change the provisions of such stock options so that they are not permitted under the Plan.

Federal Income Tax Consequences Relating to the Plan

The federal income tax consequences of an optionee's participation in the Plan are complex and subject to change.  The following discussion is a summary of the general rules applicable to stock options.  Recipients of stock options under the Plan should consult their own tax advisors because a taxpayer's particular situation may be such that some variation of the general rules would apply.

Incentive Stock Options

Incentive stock options qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 as amended (the "Code").  Nonqualified stock options are any stock options that do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee.  The federal income tax consequences of an employee's participation in the Plan are discussed below.

Optionees will not recognize any income upon either the grant or the exercise of incentive stock options and the Company may not take a deduction for federal tax purposes with respect to such grant or exercise.  Upon the sale of the shares of Common Stock obtained through the exercise of incentive stock options by the optionee, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares.  In addition, as discussed below, the exercise of incentive stock options may subject the optionee to alternative minimum tax liability.

If an optionee exercises incentive stock options and does not dispose of the shares received within two years after the date of the grant of such stock options or within one year after the issuance of the shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain.  In such case, the Company will not be entitled to a federal tax deduction. If the optionee disposes of the shares either within two years after the date that the options are granted or within one year after the issuance of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the exercise price, or (ii) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs.  The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the stock options will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the stock options.  In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

The exercise of incentive stock options may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time incentive stock options are exercised over the exercise price of the stock options is included in income for purposes of the alternative minimum tax, even though it is not included in the taxable income for purposes of determining the regular tax liability of an optionee.  Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises incentive stock options.

In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of incentive stock options.  However, in the event an optionee sells or disposes of stock received upon the exercise of incentive stock options in a disqualifying disposition, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Nonqualified Stock Options

Nonqualified stock options granted under the Plan do not qualify for any special tax benefits to the optionee.  An optionee will not recognize any taxable income at the time he or she is granted nonqualified stock options.  Upon the exercise of nonqualified stock options, however, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares acquired over the aggregate option exercise price.  The income realized by the optionee will be subject to income tax withholding by the Company out of the current earnings paid to the optionee.  If such earnings are insufficient to pay the tax, the optionee will be required to make a direct payment to the Company for tax liability.

The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of nonqualified stock options will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such stock options.  Upon a disposition of any shares acquired pursuant to the exercise of nonqualified stock options, the difference between the aggregate sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

In general, there will be no federal tax consequences to the Company upon the grant or termination of nonqualified stock options or a sale or disposition of the shares acquired upon the exercise of nonqualified stock options.  Upon the exercise of nonqualified stock options, however, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE PLAN.

INFORMATION REGARDING THE COMPANY

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned during the two fiscal years ended December 31, 2011 and 2010 by the Company's chief executive officer, and the other two most highly compensated individuals (such three individuals, the "named executive officers") who were serving in such position or as executive officers at any time in 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation	Option Awards (1)	All Other Compensation (2)	Total
Charles E. Bradley, Jr.	2011	$ 900,000	$ 1,814,107	$279,146	$ 600	$2,993,843
President & Chief	2010	880,000	1,193,000	224,870	2,100	2,299,970
Executive Officer
Robert E. Riedl	2011	340,000	208,000	104,355	600	652,955
Sr. Vice President &	2010	317,000	200,300	30,975	2,100	550,375
Chief Investment Officer
Michael T. Lavin	2011	283,000	181,000	79,770	600	544,370
Sr. Vice President – Legal	2010	242,000	148,700	30,975	2,100	423,775

(1)
Represents the dollar value of accrued for financial accounting purposes in connection with the grant of such options, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.  The assumptions used in such valuation are discussed in our financial statements, at note 1, under the heading “Stock Option Plan.”

(2)
Amounts in this column represent (a) any Company contributions to the Employee Savings Plan (401(k) Plan), and (b) premiums paid by the Company for group life insurance, in the amount of $600 for each of the named executive officers. Company contributions to the 401(k) Plan were $1,500 per individual in 2010 and were not made in 2011.

Grants of Plan-Based Awards in Last Fiscal Year

In the year ended December 31, 2011, we did not grant any stock awards or stock appreciation rights to any of our named executive officers.  We granted options to substantially all of our management level employees on June 3, 2011, and to our chief executive officer and 29 others (including Mr. Riedl and Mr. Lavin) on November 23, 2011. The option grants noted in the tables above and below were awarded to the named executive officers as part of those grants.

In the June 2011 grant, the chief executive officer received an option to purchase up to 100,000 shares of the Company's common stock at the market closing price ($1.03 per share) on the date of grant, with such right to purchase to become exercisable in increments of 20% on each of the first through fifth anniversaries of the grant date, and to expire on the tenth anniversary.  Each of the other executive officers of the Company (including the named executive officers) received a grant at that time on the same terms, with respect to up to 50,000 shares.

In the November 2011 grant, the chief executive officer received options to purchase an aggregate of up to 599,999 shares of the Company's common stock at various prices, each equal to or in excess of the market closing price ($0.95 per share) on the date of grant. All such options are to expire on the tenth anniversary of the date of grant. Such grants comprised (i) an option to purchase 333,333 shares at $1.75 per share, (ii) an option to purchase 166,666 shares at $1.50 per share, and (iii) an option to purchase 100,000 shares at the market closing price.  The options referenced in (i) and (ii) are to become exercisable in full on May 23, 2012, and those in (iii) are to become exercisable in five equal annual increments, on the first through fifth anniversaries of the date of grant.

The other two named executive officers also received options on November 23, 2011.  Mr. Riedl received an option to purchase 100,000 shares at the market closing price, to become exercisable in five equal annual increments, on the first through fifth anniversaries of the date of grant.  Mr. Lavin received (i) an option to purchase 40,000 shares at $1.95 per share, to become exercisable in full on May 23, 2012, and (ii) an option to purchase 50,000 shares at the market closing price, to become exercisable in five equal annual increments, on the first through fifth anniversaries of the date of grant.

Outstanding Equity Awards at Fiscal Year-end

The following table sets forth as of December 31, 2011 the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the exercise price and expiration date of each such option.  Each option referred to in the table was granted at an option price per share no less than the fair market value per share on the date of grant. None of such individuals holds a stock award; accordingly, only information concerning option awards is presented.

Option awards: Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Charles E. Bradley, Jr.	185,000	0		1.50	7/23/2012
	40,000	0		1.50	7/17/2013
	240,000	0		1.50	4/26/2014
	120,000	0		1.50	4/29/2015
	40,000	0		1.50	12/30/2015
	80,000	0		1.50	10/25/2016
	96,000	24,000	(1)	1.50	2/27/2017
	32,000	8,000	(2)	1.50	7/30/2017
	24,000	16,000	(3)	1.50	1/30/2018
	48,000	72,000	(4)	0.77	5/13/2019
	10,000	40,000	(5)	1.81	4/27/2020
	50,000	150,000	(6)	1.19	12/31/2020
	0	100,000	(7)	1.03	6/23/2021
	0	83,333	(8)	1.75	11/23/2021
	0	250,000	(8)	1.75	11/23/2021
	0	166,666	(8)	1.50	11/23/2021
	0	100,000	(9)	0.95	11/23/2021
Robert E. Riedl	75,000	0		1.92	2/3/2013
	20,000	0		1.50	7/17/2013
	80,000	0		1.50	4/26/2014
	40,000	0		1.50	4/29/2015
	20,000	0		1.50	12/30/2015
	40,000	0		1.50	10/25/2016
	8,000	2,000	(1)	1.50	2/27/2017
	16,000	4,000	(2)	1.50	7/30/2017
	12,000	8,000	(3)	1.50	1/30/2018
	24,000	36,000	(4)	0.77	5/13/2019
	5,000	20,000	(5)	1.81	4/27/2020
	0	50,000	(7)	1.03	6/23/2021
	0	100,000	(9)	0.95	11/23/2021
Michael T. Lavin	12,000	0		1.50	7/23/2012
	10,000	0		1.50	7/17/2013
	10,000	0		1.50	4/26/2014
	10,000	0		1.50	4/29/2015
	20,000	0		1.50	10/25/2016
	10,000	0		1.50	12/30/2015
	4,000	1,000	(1)	1.50	2/27/2017
	8,000	2,000	(2)	1.50	7/30/2017
	6,000	4,000	(3)	1.50	1/30/2018

Option awards: Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
	24,000	36,000	(4)	0.77	5/13/2019
	5,000	20,000	(5)	1.81	4/27/2020
	0	50,000	(7)	1.03	6/23/2021
	0	40,000	(8)	1.95	11/23/2021
	0	50,000	(9)	0.95	11/23/2021
	12,000	18,000	(10)	1.15	5/6/2019
(1) Exercisable in full on February 27, 2012.
(2) Exercisable in full on July 30, 2012.
(3) Exercisable as to 80% of such shares on January 30, 2012, and as to the remainder on January 30, 2013.
(4) Exercisable as to 60% of such shares on May 13, 2012, and as to additional increments of 20% on May 13, 2013 and 2014.
(5) Exercisable as to 40% of such shares on April 27, 2012, and as to additional increments of 20% on April 27, 2013, 2014 and 2015.
(6) Exercisable as to 50% of such shares on December 30, 2012, and as to additional increments of 25% on December 30, 2013 and 2014.
(7) Exercisable as to 20% of such shares on June 23, 2012, and as to additional increments of 20% on June 23, 2013, 2014, 2015 and 2016.
(8) Exercisable in full on May 23, 2012.
(9) Exercisable as to 20% of such shares on November 23, 2012, and as to additional increments of 20% on November 23, 2013, 2014, 2015 and 2016.
(10) Exercisable as to 60% of such shares on May 6, 2012, and as to additional increments of 20% on May 6, 2013 and 2014.

Option Exercises in Last Fiscal Year

None of the named executive officers exercised any stock options during 2011; accordingly, no value was realized by any of such individuals in connection with stock option exercises.

Bonus Plan (Non-equity Incentive Plan)

The salary and cash bonus of the named executive officers are determined by the Compensation Committee. The compensation appearing in the Summary Compensation Table above under the caption "Non-Equity Incentive Plan Compensation" is paid pursuant to an executive management bonus plan (the “EMB Plan”).   The EMB Plan is administered by the Compensation Committee. Among other things, the Compensation Committee selects participants in the EMB Plan from among the Company’s executive officers and determines the performance goals, target amounts and other terms and conditions of awards under the EMB Plan. With respect to officers other than the chief executive officer, determinations of base salary and of criteria relating to the EMB Plan are based in part on evaluations of such officers prepared by the chief executive officer, which are furnished to and discussed with the Compensation Committee.

The Year 2010    The compensation committee set multiple objective and subjective goals for our chief executive for the year 2010.  The committee’s focus was on growth.  Each goal carried a target valuation, expressed as a percentage of the officer’s base annual salary of $880,000, with a total maximum target of 280%.  The most significant four objectives were to increase our monthly purchases of retail installment contracts (40% in the aggregate, creditable in increments of 10% for reaching monthly levels of $4 million, $8 million, $12 million and $16 million), to open as many as three additional warehouse credit facilities (60%), to cause our other officers to perform as desired (60% in the aggregate, based on evaluations of all officers other than the chief executive), and to meet a budget objective (30% for an annual loss not greater than $8 million, measured quarterly).  Secondary objectives were to extend the maturity of our residual credit facility (20%), to rebuild our marketing department following our near-absence from the market in 2009 (20%), and to identify a bulk portfolio of receivables for purchase (20%).  Additional goals (each with a 10% target) were (i) to reach agreement with a designated bond insurer to waive or eliminate financial covenants applicable to outstanding securitization trust debt, (ii) to decrease monthly payroll by 10%, and (iii) to decrease other operating expenses by an amount the committee would deem reasonable.

The committee evaluated the chief executive’s performance in comparison to the goals.  It determined that we increased our contract purchases during 2010 to a rate in excess of $12 million per month by year end, representing creditable performance of 30%, as compared to the maximum 40% target.  The committee noted that we opened a $50 million delayed draw credit facility (functionally a warehouse) in April 2010, and $100 million warehouse credit facility in December 2010, representing creditable performance of 40%, as compared to the maximum 60%. The committee’s global evaluation of our other officers’ performance was that the objective was 40% met. As applied to the chief executive’s target of 60%, this yielded creditable performance of 24%.  The committee determined that the budget objective was not met, and credited the chief executive with zero value for that.  The committee noted that we extended the maturity of our residual credit facility in May 2010 (20%), and determined that the operational changes to our marketing department were successful (20%).  We did not identify a bulk portfolio of receivables for purchase (0%).  The committee determined that the three minor goals each were met: an acceptable amendment to agreements governing certain outstanding securitization trust debt was entered into in the third quarter of 2010 (10%), and payroll and non-payroll expense reduction targets (10% each) also were met.  The aggregate valuation of creditable performance was 164%, which would imply a bonus payment under our executive management bonus plan of $1,443,200.  In light of our having incurred substantial losses for the year, the committee elected to pay a bonus of less than the creditable percentage, in the amount of $1,193,000, representing 136% of our chief executive’s base salary.

Our compensation committee set separate objective and subjective goals for our other named executive officers, Michael Lavin (our corporate counsel) and Robert Riedl (our chief investment officer).  Each such goal carried a target valuation, expressed as a percentage of the officer’s base salary, with a total maximum target of 100% of each such officer’s base salary.  Each of these officers was evaluated against common standards, as follows:

(i) the corporation’s meeting its budget target	20%
(ii) individual performance	20%
(iii) departmental performance	20%
(iv) discretionary evaluation	20%

In addition, each of the two officers was tasked with three individual operational goals with an aggregate maximum value of 20% of base salary.

Our compensation committee evaluated each officer’s performance in relation to these standards and goals. As the corporation did not meet its budget target, each officer received zero credit with respect to that 20% target.

Regarding Mr. Lavin, the compensation committee, acting in part on the advice of our chief executive officer, determined that creditable performance for 2010 was 18.8% with respect to individual performance, 20% with respect to departmental performance, and 18% with respect to operational goals.  The compensation committee approved the chief executive’s recommendation of an additional 20% as discretionary performance credit. Total creditable performance for our corporate counsel was thus computed as 76.8% of his $242,000 base salary, which would imply a bonus payment under our executive management bonus plan of $185,850.

Regarding Mr. Riedl, the compensation committee, acting in part on the advice of our chief executive officer, determined that creditable performance for 2010 was 19% with respect to individual performance, 20% with respect to departmental performance, and 20% with respect to operational goals.  The compensation committee approved the chief executive’s recommendation of an additional 20% as discretionary performance credit. Total creditable performance for our chief investment officer was thus computed as 79% of his $317,000 base salary, which would imply a bonus payment under our executive management bonus plan of $250,438. In light of our having incurred substantial losses for the year, and the fact that numerous personnel had lost their jobs in cutbacks, the committee elected to pay to each of these two officers a bonus of less than the creditable percentage. In each case, the committee reduced the computed bonus amounts by 20%, resulting in payments to our corporate counsel and chief investment officers, respectively, of $148,700 and $200,300.

The Year 2011    The compensation committee set multiple objective and subjective goals for our chief executive for the year 2011.  Each of four major goals carried a target valuation of 40%, expressed as a percentage of the officer’s base annual salary of $900,000, and seven minor goals carried target valuations of 10% or 20%, with a total maximum target of 270%.  The major objectives were to increase our monthly purchases of retail installment contracts (40% in the aggregate, creditable in increments of 10% for reaching monthly levels of $17 million, $20 million, $25 million and $30 million), to extend our residual credit facility (40%), to cause our other officers to perform as desired (based on evaluations of all officers other than the chief executive, 40%), and to meet a budget objective (measured quarterly, in increments of 10%). Secondary objectives, each valued at 10% unless otherwise indicated, were to open an additional warehouse credit facility, to put into place a program for independent dealers, to find an opportunity to purchase a portfolio (20%), to increase the applicable advance for our warehouse financing (20%), open a new residual financing credit facility, to complete three securitizations (10% each), and to increase the effective advance rate in our April 2010 delayed draw credit facility.

The committee evaluated the chief executive’s performance in comparison to the goals.  It determined that we increased our originations volume to in excess of $30 million per month while maintaining credit quality, representing creditable performance of the full target 40%. The committee’s global evaluation of our other officers’ performance was that the objective was 80% met. As applied to the chief executive’s target of 40%, this yielded creditable performance of 32%.  The committee determined that the budget objective was met only in the first quarter of 2011, and credited the chief executive with 10% value out of the maximum target of 40%.  The committee noted that we extended the maturity of our residual credit facility in May 2011 (40%), that we opened a second warehouse credit facility in February 2011 (10%), and that we acquired a bulk portfolio of receivables in September 2011 (20%).  The committee determined that our new program for independent dealers was in place (10%), and that we executed three securitizations of regular receivables (30%). Further, although we did not open a new residual credit facility, we were successful in raising the effective advance rates applicable to our warehouse credit facility opened in 2010 (20%), and to our April 2010 delayed draw credit facility (10%). The aggregate valuation of creditable performance was 222%, which would imply a bonus payment under our executive management bonus plan of $1,998,000.  In light of our having incurred substantial losses for the year, the committee elected to pay a bonus of twenty percentage points less than the creditable percentage, in the amount of $1,814,107, representing 202% of our chief executive’s base salary.

Our compensation committee set separate objective and subjective goals for our other named executive officers.  Each those officers was evaluated against the same common standards applicable to 2010, with a total maximum target of 80% of each such officer’s base salary.  In addition, each of the two officers was tasked with three individual operational goals with an aggregate maximum additional value of 20% of base salary.

Our compensation committee evaluated each officer’s performance in relation to these standards and goals. As the corporation did not meet its overall budget target, each officer received zero credit with respect to that 20% target.

Regarding Mr. Lavin, the compensation committee, acting in part on the advice of our chief executive officer, determined that creditable performance for 2011 was 19.8% with respect to individual performance, 20% with respect to departmental performance, and 20% with respect to operational goals. The compensation committee approved the chief executive’s recommendation of an additional 20% as discretionary performance credit. Total creditable performance for our corporate counsel was thus computed as 80% of his $283,000 base salary, which would imply a bonus payment under our executive management bonus plan of $226,400.

Regarding Mr. Riedl, the compensation committee, acting in part on the advice of our chief executive officer, determined that creditable performance for 2011 was 18.6% with respect to individual performance, 20% with respect to departmental performance, and 18% with respect to operational goals.  The compensation committee approved the chief executive’s recommendation of an additional 20% as discretionary performance credit. Total creditable performance for our chief investment officer was thus computed as 76.6% of his $340,000 base salary, which would imply a bonus payment under our executive management bonus plan of $260,000. In light of our having incurred substantial losses for the year, the committee elected to pay to each of these two officers a bonus of less than the creditable percentage. In each case, the committee reduced the computed bonus amounts by 20%, resulting in payments to our corporate counsel and chief investment officers, respectively, of $181,000 and $208,000.

Pension Plans

The Company's officers do not participate in any pension or retirement plan, other than a tax-qualified defined contribution plan (commonly known as a 401(k) plan). Each of the named executive officers is employed "at will" by the Company, and none has an employment contract.  The Compensation Committee has considered entering into agreements with one or more of the Company's officers that might pay additional compensation following a change in control, and may authorize such agreement(s) in the future, but no such agreements are in place as of the date of this report.

Director Compensation

Throughout 2011, the Company paid its non-employee directors a retainer of $3,000 per month, with an additional fee of $500 per month for service on a board committee ($1,000 for a committee chairman).  Non-employee directors also received per diem fees of $1,000 for attendance in person at meetings of the board of directors, or $500 for attendance by telephone. No per diem fees are paid for attendance at committee meetings.  Pursuant to the Company's policy that is applicable to all of its non-employee members, the Board on June 3, 2011, issued options with respect to 25,000 shares to each non-employee director.  All such options are exercisable at $1.03 per share, the exercise price being the closing price on the date of grant. The following table summarizes compensation received by the Company’s directors for the year 2011:

Name of Director	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Chris A. Adams	$64,000	$8,820	$72,820
Charles E. Bradley, Jr. (3)	0	0	0
Brian J. Rayhill	$66,000	8,820	74,820
William B. Roberts	$51,000	8,820	59,820
Gregory S. Washer	$60,000	8,820	68,820
Daniel S. Wood	$66,000	8,820	74,820

(1)           This column reports the amount of cash compensation earned in 2011 for Board and committee service.

(2)           This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2011 fiscal year for the fair value of stock options granted to the directors in 2011.  The fair value was estimated using the Black-Scholes option-pricing model in accordance with SFAS 123R.  The weighted average fair value per option was $0.3528, based on assumptions of 2.0 years expected life, expected volatility of 62.17%, expected dividend yield of 0.0%, and a risk-free rate of 0.41%.  In addition to the stock option awards granted in 2011, our directors held at December 31, 2011 option awards granted in previous years. The total options held at December 31, 2011 represent the right to purchase shares as follows: Mr. Bradley, 1,051,000 shares; Mr. Adams, 107,000 shares; Mr. Rayhill, 162,000 shares; Mr. Roberts, 112,000 shares; Mr. Washer, 122,000 shares; and Mr. Wood, 152,000 shares.

(3)           Mr. Bradley's compensation as chief executive officer of the Company is described elsewhere in this report.  He received no additional compensation for service on the Company's Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number and percentage of shares of the our Common Stock (our only class of voting securities) owned beneficially as of the March 19, 2012, the record date, by (i) each person known to us to own beneficially more than 5% of the outstanding Common Stock, (ii) each nominee for election as director or named executive officer, and (iii) all of our director nominees and executive officers, as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons.  Except as otherwise noted, each person named in the table has a mailing address at 19500 Jamboree Road, Irvine, California 92612.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Charles E. Bradley, Jr.	2,577,697		12.7%
Chris A. Adams	121,000		*
Brian J. Rayhill	182,000		*
William B. Roberts	1,006,107		5.2%
Gregory S. Washer	204,550		1.1%
Daniel S. Wood	209,000	(2)	1.1%
Michael T. Lavin	207,000		1.1%
Robert E. Riedl	379,758		1.9%
All directors, nominees and executive officers combined (13 persons)	6,383,241	(3)	28.0%
Levine Leichtman Capital Partners IV, L.P., 335 N. Maple Drive, Suite 240, Beverly Hills, CA 90210	5,871,895	(4)	27.7%
Citigroup Financial Products Inc., 388 Greenwich Street, New York, NY 10013	2,000,000	(5)	9.4%
Integrated Core Strategies (US) LLC, c/o Millennium Management LLC, 666 Fifth Ave., New York, NY 10103	1,459,718	(6)	7.5%
Fortress Investment Group LLC, 1345 Ave. of the Americas, New York, NY	1,158,087	(7)	5.7%

*           Less than 1.0%
(1)
Includes certain shares that may be acquired within 60 days after March 19, 2012 from the Company upon exercise of options, as follows:  Mr. Bradley, 1,031,000 shares; Mr. Adams, 107,000 shares; Mr. Rayhill, 162,000 shares; Mr. Roberts, 112,000 shares; Mr. Washer, 122,000 shares; Mr. Wood, 152,000 shares; Mr. Lavin, 157,000 shares, and Mr. Riedl, 363,000 shares.  The calculation of beneficial ownership also includes, in the case of the executive officers, an approximate number of shares each executive officer could be deemed to hold through contributions made to the Company's Employee 401(k) Plan (the "401(k) Plan").  The 401(k) Plan provides an option for all participating employees to purchase stock in the Company indirectly by buying units in a mutual fund.  Each "unit" in the mutual fund represents an interest in Company stock, cash and cash equivalents.

(2)	Includes 5,000 shares owned by the reporting person’s wife, as to which beneficial ownership is disclaimed.
(3)	Includes 3,430,500 shares that may be acquired within 60 days after March 19, 2012, upon exercise of options and conversion of convertible securities.
(4)
Of which, 1,896,895 are shares that may be acquired upon exercise of presently-exercisable warrants. Based on a report on Schedule 13D/A filed by Levine Leichtman Capital Partners IV, L.P. and others on November 9, 2011.

(5)	All of which are shares that may be acquired upon exercise of presently-exercisable warrants. Based on a report on Schedule 13G/A filed by the named person and others on February 4, 2011.
(6)	Based on a report on Schedule 13G/A filed by the named person and others on February 9, 2011.
(7)	All of which are shares that may be acquired upon exercise of presently exercisable warrants. Based on a report on Schedule 13D filed by Fortress Investment Group LLC on October 2, 2009.

The table below presents information regarding securities authorized for issuance under equity compensation plans, including the CPS 2006 Long-Term Equity Incentive Plan, as of December 31, 2011.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (excluding securities
Plan Category	Outstanding Options	Outstanding Options	reflected in first column)
Plans approved by stockholders	8,325,149	$1.54	577,000
Plans not approved by stockholders	None	N/A	N/A
Total	8,325,149	$1.54	577,000

Audit Committee Report
The Audit Committee reviews the Company's financial reporting process on behalf of the Board and meets at least once per quarter to review the Company’s financial statements.  The Audit Committee acts pursuant to a written charter adopted by the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process.  The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.
In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2011 (the "Audited Financial Statements").  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company.  Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.
The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors.  The Committee serves a board-level oversight role where it receives information from, consults with, and provides its views and directions to, management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.  Pursuant to the terms of its charter, the Audit Committee approves the engagement of auditing services and permitted non-audit services including the related fees and general terms.  Mr. Wood (chairman of the Audit Committee) is considered by the Board of Directors to have the qualifications and experience necessary to serve as an "audit committee financial expert."
THE AUDIT COMMITTEE
Daniel S. Wood
Brian J. Rayhill
Gregory S. Washer

CERTAIN TRANSACTIONS

Citigroup.  On July 10, 2008, the Company and its wholly owned subsidiary Folio Funding II, LLC, as borrower, agreed with Citigroup Financial Products Inc. (“CGFP”), an affiliate of Citigroup Inc. (“Citigroup”), to amend and restate the agreements governing a pre-existing revolving residual credit facility. CGFP is the note purchaser in and administrative agent of that credit facility.

Under the original facility, the Company sold eligible residual interests in securitizations to the borrower, which in turn pledged the residuals as collateral for floating rate borrowings from the note purchaser. The amount available for borrowing was computed by the administrative agent using a valuation methodology of the residuals, and was subject to an overall maximum principal amount of $120 million. The indebtedness of the borrower was represented by (i) a $60 million Class A-1 Variable Funding Note, and (ii) a $60 million Class A-2 Term Note. The facility's revolving feature was to expire by its terms on July 10, 2008, and the Class A-1 Note was to be due at that time. The Class A-2 Note was to be due on July 10, 2009.

With the amendments to this facility, the Company prepaid a portion of the outstanding notes, reducing the outstanding principal balance to $70 million, and the notes were re-designated as (i) a $10 million Class A-1 Term Note, and (ii) a $60 million Class A-2 Term Note. Approximately $4 million of the principal prepayment represented the agreed value of a warrant to purchase (for nominal consideration) 2,500,000 shares of Company common stock, which warrant was issued to an affiliate of CGFP, and was subsequently transferred to CGFP. Upon issuance of such warrant, CGFP became a person with beneficial ownership of greater than 5% of the Company’s common stock. The Class A-1 Term Note and Class A-2 Term Note provide for minimum required levels of amortization, and were due in June 2009. However, the Company also received an option, if certain conditions were met, to extend the maturity for an additional year to June 2010. The maturity was so extended in 2009. On May 27, 2010, the Company and CGFP agreed to further amendments, which (i) extended the maturity date from June 15, 2010 to May 26, 2011, and (ii) increased the interest rate by 2.00%, to a floating rate equal to 30 day LIBOR plus 12.875%. The Company also paid an extension fee of $400,000, and agreed to change the priority of distributions from the 2008-B Trust (described below), to create an additional priority return in favor of CGFP, in its capacity as one of the holders of the residual interest in the 2008-B Trust.  Further amendments on May 26, 2011 and February 13, 2012 extended the maturity of the remaining indebtedness to February 1, 2013, with the Company having the option to extend the maturity further, to May 13, 2013, upon satisfaction of certain conditions.

The maximum principal amount of such indebtedness to CGFP during 2011 was $39.4 million.  During 2011, the Company paid $17.5 million of principal and $4.0 million of interest on the debt, and has since paid additional principal to reduce the amount outstanding to $18.0 million as of March 31, 2012.  Interest on such indebtedness accrued throughout 2011 at a floating rate computed as 30-day LIBOR plus 12.875%.

On March 10, 2010, the Company repurchased a portion of the warrant, representing 500,000 of the 2,500,000 shares available for purchase upon exercise of such warrant.  The aggregate purchase price of $979,995 paid to CGFP represented a per-share price of $1.96 per share, which was the closing price of the Company’s common stock for March 9, 2010, less the nominal exercise price of that portion of the warrant.

On September 26, 2008, the Company sold approximately $198.7 million in adjusted principal amount of automobile purchase receivables to its wholly-owned subsidiary CALT SPE, LLC, which then transferred those receivables to Auto Loan Trust, a Delaware statutory trust (the “2008-B Trust”).  Those receivables are substantially all of the assets of the 2008-B Trust.  The purchase price was funded by the 2008-B Trust’s issuance and sale of structured notes.  An affiliate of CGFP purchased 95% of the notes, and the Company purchased the remaining 5%.  CGFP and the Company held the residual interests in the 2008-B Trust.

On September 27, 2010, the Company purchased from the 2008-B Trust the receivables that it had sold in the September 26, 2008 transaction, causing the outstanding notes issued by the 2008-B Trust to be repaid (in the aggregate principal amount of $62.4 million).  On the same date, the Company sold those purchased receivables to its wholly-owned subsidiary CPS Receivables Four LLC, which then transferred the receivables to CPS Auto Receivables Trust 2010-A, a Delaware statutory trust (the “2010-A Trust”).  Those receivables are substantially all of the assets of the 2010-A Trust.  The purchase price was funded by the 2010-A Trust’s issuance and sale of three classes of structured notes.

On August 26, 2011, another affiliate of Citigroup (Citigroup Global Markets, Inc. or “CGMI”) agreed to purchase certain below investment grade notes to be issued not later than August 25, 2012 by securitization trusts sponsored by CPS.   In September 2011, December 2011 and March 2012, CGMI acted as a placement agent of asset-backed notes issued by securitization trusts sponsored by CPS.  The issuances of investment-grade and below investment-grade notes, the amounts of below investment-grade notes purchased by CGMI, the role of CGMI in these transactions, and the placement compensation to CGMI, are set forth in the following table:

	September 2011	December 2011	March 2012
CGMI role	Co-lead agent	Managing lead agent	Managing lead agent
Investment-grade notes issued	$99,942,000	$108,000,000	$141,050,000
Below investment-grade notes issued	9,994,000	11,400,000	13,950,000
Below investment-grade notes purchased by CGMI	4,997,000	5,700,000	-
Fees paid to CGMI	94,988	1,298,081	1,249,397

Levine Leichtman Capital Partners.  On June 30, 2008, the Company entered into a Securities Purchase Agreement and related agreements pursuant to which Levine Leichtman Capital Partners IV, L.P (“LLCP”) purchased a $10 million five-year note issued by the Company. The indebtedness to LLCP is secured by substantially all of the Company’s assets, though not by the assets of its special-purpose financing subsidiaries. Certain other subsidiaries (CPS Marketing, Inc., CPS Leasing, Inc., Mercury Finance Company LLC and TFC Enterprises LLC) have guaranteed the Company’s obligations to LLCP.

In connection with the Securities Purchase Agreement, the Company paid to LLCP a closing fee of $1.1 million and issued to LLCP (i) 1,225,000 shares of the Company’s common stock, (ii) a warrant that represented the right to purchase, at the time of issuance, 275,000 shares of the Company’s common stock, at a nominal exercise price (the "N Warrant"), and (iii) a warrant that represented the right to purchase, at the time of issuance, 1,500,000 shares of the Company’s common stock, at an exercise price of $2.573 per share (the "FMV Warrant").  The number of shares subject to each warrant and the exercise price of each warrant are subject to certain adjustments contained in the warrants.  Exercise of the warrants was contingent upon the Company’s obtaining the approval of its shareholders, which was obtained on September 16, 2008.

Under the Securities Purchase Agreement, subject to the satisfaction of certain terms and conditions, LLCP also agreed to purchase an additional $15 million note to be issued by the Company. That obligation was subject to a number of conditions being satisfied, including, without limitation, a successful amendment and restatement of the Company’s indebtedness to CGFP, described above. Those conditions were satisfied and the additional note was issued on July 10, 2008. The additional note has substantially the same terms as the $10 million note.

In connection with the Securities Purchase Agreement, the Company entered into an Investor Rights Agreement with LLCP that granted LLCP certain monitoring and other rights, including the right to cause an individual designated by LLCP to be nominated and elected to the Company’s board of directors.  In addition, the Investor Rights Agreement granted to LLCP rights of first refusal with respect to future issuances of equity securities by the Company and contains restrictions on the Company’s ability (and the ability of the Company’s subsidiaries) to issue equity securities.  Such restrictions made it necessary to seek the consent of LLCP with respect to the option exchange program approved by the Company’s shareholders in 2009.  LLCP consented to the transactions composing such option exchange program, provided that the antidilution terms of its FMV Warrant were modified upon completion of the option exchange program to provide for a decrease in the exercise price, but not an increase in the number of underlying shares, of the FMV Warrant.  The exercise price of the FMV Warrant was accordingly reduced, in December 2009, from $2.4672 per share to $1.44 per share.  Upon such adjustment, the Company recorded expense in an amount computed by reference to the fair value of the modified FMV Warrant.  That additional expense was $78,216.

Pursuant to the anti-dilution provisions of the LLCP warrants, other transactions have also resulted in adjustments to such warrants’ terms. Those other transactions are the Company’s July 10, 2009, transactions with CGFP, described above, its issuance of a stock purchase warrant in the Fortress Investment Group transaction, described below, and the Company’s subsequent issuance of another warrant in a financing transaction on March 26, 2010. The resulting adjustments are that the number of shares issuable upon exercise of the N Warrant is 285,781, and upon exercise of the FMV Warrant is 1,611,114.  The exercise price of the FMV Warrant has also been adjusted, to $1.39818 per share.

On November 13, 2009, the Company issued and sold a further $5 million note to LLCP, paying a closing fee of $250,000.  The indebtedness represented by the additional note was originally due May 31, 2010, and was successively extended until it was included in the December 23, 2010 transactions described below.

On December 23, 2010, the Company received an additional investment of $20 million from LLCP.  The new debt bears interest at 16% per annum, and is due December 31, 2013.  In addition, the maturity of the existing $30 million of indebtedness of the Company owed to LLCP was extended to December 31, 2013.  In these transactions, the Company issued to LLCP (i) amended and restated notes in the total principal amount of $52,750,000, of which $2,750,000 was a discount representing compensation to LLCP as note purchaser, $20 million represented a new investment, and $30 million represented the three notes previously issued and outstanding, (ii) 880,000 shares of common stock, and (iii) 1,870 shares of a newly-created series of preferred shares (the “Series B Preferred”).  The Company sought and obtained, effective June 15, 2011, shareholder approval to convert the shares of the Series B Preferred into 1,870,000 shares of common stock, which were then so converted.

On March 31, 2011, the Company issued and sold to LLCP a new “Term E” $5 million note due February 29, 2012.  The Company also purchased from LLCP a portion of an outstanding subordinated note issued by our CPS Cayman Residual Trust 2008-A, and financed that purchase by issuing to LLCP a new “Term D” note in the amount of $3,000,000, due June 30, 2012.  The Term D note was issued and sold, and the outstanding subordinated note purchased, on April 28, 2011. Further, the Company issued and sold to LLCP on November 21, 2011 a “Term F Note” in the amount of $5,000,000, due eleven months after issuance.  In February 2012 the maturity of the Term E note was extended, to March 23, 2012.  The Company repaid the Term E Note on that date. The Term D, Term E and Term F notes bear or bore interest at 14% per annum.

The maximum principal amount of indebtedness to LLCP during 2011 was $64.2 million.  During 2011, the Company borrowed $12.8 million, repaid $1.6 million of principal and paid $9.4 million of interest on the debt.  As of March 31, 2012, the principal amount owed was $58.4 million. The note issued in 2009 bore an interest rate of 15% per year from its November 13, 2009 issuance to its December 23, 2010 restatement.

Affiliates of LLCP have purchased other senior secured debt securities from the Company, and have held as much as 4.5 million shares of the Company's common stock, at various times prior to any of the transactions described above. No such debt securities issued to affiliates of LLCP had been outstanding since July 2007, and no such shares had been held by such affiliates of LLCP since December 2007. LLCP or its affiliates may in the future provide the Company with financial advisory or other services, for which it or they may receive compensation in such amounts and forms as may be determined by negotiation.

CPS Leasing. The Company holds 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. ("CPSL").  The remaining 20% of CPSL is held by Charles E. Bradley, Jr., who is the chief executive officer and chairman of the board of directors of the Company.  CPSL engaged in the equipment leasing business, and is currently in the process of liquidation as its leases come to term.   The Company financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL did not borrow under its lines of credit.  The aggregate amount of advances made by the Company to CPSL as of December 31, 2011, is approximately $396,000.

Public Offering of Subordinated Notes. The Company has offered and sold its subordinated notes in a continuous public offering. Director William Roberts on December 3, 2007 purchased $4,000,000 of three-year notes directly from the Company in that offering.  The Company in 2011 paid interest of $600,000 on such notes, in accordance with their terms. The interest rate on such notes was 14.91% per annum, and the yield paid to the noteholder was computed by compounding that rate on a daily basis. The rate was determined by negotiation, and is consistent with rates then available to other purchasers in the offering.  Subsequent to the original December 3, 2010 maturity of these notes, Mr. Roberts and the Company have agreed to a series of successive extensions of such indebtedness, at the same interest rate.

Fortress Investment Group. On September 25, 2009, the Company entered into a two-year revolving credit agreement (the "Credit Agreement") and related agreements with Fortress Credit Corp. ("Fortress"), an affiliate of Fortress Investment Group, and with others. Loans under the Credit Agreement are to be secured by automobile receivables that we now hold or may purchase in the future from dealers. Under the Credit Agreement, and subject to its terms and conditions, Fortress has agreed to lend from time to time up to a maximum of $50 million.  Loans under the Credit Agreement bear interest at a floating rate equal to one-month LIBOR plus 12.00%, but in all events no less than 14.00% per year.   The full amount of all outstanding loans was due and was paid in September 2011. In connection with the Credit Agreement, the Company paid a closing fee of $750,000 and issued to an affiliate of Fortress a warrant (the “Fortress Warrant”) to purchase 1,158,087 shares of common stock, at an exercise price of $0.879 per share.  The warrant may be exercised at any time on or before September 25, 2019. The exercise price of $0.879 per share is equal to the average of the closing prices of the common stock reported by the Nasdaq Stock Market for the twenty trading days ended September 24, 2009.  The warrant contains anti-dilution provisions and other customary provisions. The Company has also agreed to register the shares issuable upon exercise of the warrant.

The Company first incurred indebtedness under the Fortress Warehouse Credit Agreement in the amount of $5,171,000 on September 30, 2009. The Company used the proceeds of that draw to repay outstanding indebtedness under its former warehouse credit facility, and for working capital. The maximum principal amount of indebtedness under the Fortress Credit Agreement during 2011 was $43.8 million.  During 2011, the Company paid $43.8 million of principal and $4.1 million of interest on such debt.

On December 23, 2010, the Company entered into a two-year revolving credit agreement (the "Goldman/Fortress Credit Agreement") and related agreements with Fortress, with Goldman Sachs Bank USA (“Goldman”), and with others   The Company first incurred indebtedness under the Goldman/Fortress Warehouse Credit Agreement in the amount of $5.1 million on January 6, 2011. The Company used the proceeds of that draw for working capital. The maximum principal amount of indebtedness under the Goldman/Fortress Credit Agreement during 2011 was $69.2 million.  During 2011, the Company paid $43.8 million of principal and $2.5 million of interest on such debt.  As of March 31, 2012, the principal amount owed was $930,000. The Company intends to incur additional indebtedness under the Goldman/Fortress Warehouse Credit Agreement from time to time as it purchases motor vehicle receivables from dealers.

On September 14, 2011, the Company purchased of a portfolio of performing subprime automotive receivables from Fireside Bank, a wholly owned subsidiary of Kemper Corporation (formerly known as Unitrin, Inc.).  Our wholly-owned subsidiary CPS Fender Receivables LLC acquired the portfolio for cash, in the amount of 94% of the $237 million principal amount outstanding as of July 31, 2011, reduced by collections on the portfolio subsequent to that date.  The Company obtained the funds used in the acquisition from our subsidiary’s issuance of notes to affiliates of Fortress and Goldman.  The Company first incurred such indebtedness (the maximum amount at any point outstanding) in the amount of $197.3 million. During 2011, the Company paid $59.0 million of principal and $4.6 million of interest on such debt.  As of March 31, 2012, the principal amount owed was $123.6 million.

Policy on Related Party Transactions and Director Independence. The agreements and transactions described above, other than those described  under the captions “Citigroup,” “Fortress Investment Group” and “Levine Leichtman Capital Partners,” were entered into by the Company with parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company.  It is the Company's policy that any such transactions with persons having a control or fiduciary relationship with the Company may take place only if approved by the Audit Committee or by the members of the Company's Board of Directors who are disinterested with respect to the transaction, and independent in accordance with the standards for director independence prescribed by Nasdaq.  Such policy is maintained in writing in the charter of the Audit Committee.  The agreements and transactions above were reviewed and approved by the members of the Company's Board of Directors who were disinterested with respect to the transaction, except that the subordinated notes transaction and the reduction in exercise price of the FMV Warrant were reviewed and approved by the Audit Committee.

The six directors of the Company are Charles E. Bradley, Jr., Chris A. Adams, Brian J. Rayhill, William B. Roberts, Gregory S. Washer, and Daniel S. Wood, of whom Messrs. Wood, Rayhill and Washer compose the Audit Committee. The Board of Directors has concluded that other than Mr. Bradley (who is the Company's chief executive officer), each of the other five directors is independent in accordance with the director independence standards prescribed by Nasdaq, and has determined that none of them has a material relationship with the Company that would impair his independence from management or otherwise compromise his ability to act as an independent director.

FURTHER INFORMATION RELATING TO THE ANNUAL MEETING

Voting Of Shares

The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card. The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders.  If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

You are entitled to one vote per share on each matter other than election of directors.  As to election of directors, you may cumulate votes and give any nominee an aggregate number of votes equal to the number of directors to be elected (six) times the number of your shares, or distribute that number of votes among as many nominees as you see fit.  However, no one will be entitled to cumulate votes for any nominee unless the nominee's name has been placed in nomination prior to the voting and the shareholder wishing to cumulate votes has given notice at the Annual Meeting prior to the voting of his intention to cumulate votes.  If anyone has given such notice, all shareholders may cumulate their votes for nominees.  We are seeking discretionary authority to cumulate votes of shares represented by proxies.

The six persons properly placed in nomination at the meeting and receiving the most affirmative votes will be elected as directors.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent.  The Inspector of Elections will also determine whether or not a quorum is present.  In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy, that is, a minimum of 9,668,606 shares of the 19,337,210 shares outstanding at the record date.

Approval of Proposal 2, to ratify the appointment of Crowe Horwath LLP as the Company's independent auditors and of Proposal 3, to approve the increase in the number of shares issuable under the 2006 Incentive Plan, requires the affirmative vote of a majority of those shares voting on the proposal, provided that such affirmative votes are at least a majority of the required quorum, that is, the affirmative votes must be greater than the negative votes, and must be no less than 4,834,306. Provided that at least the minimum number of affirmative votes are cast in favor of such proposals, an abstention will have no effect on the outcome; however, if less than 4,834,306 affirmative votes are cast in favor of such proposals, then each abstention will have an effect equivalent to that of a negative vote.

The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote.  Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the director nominees named in this proxy statement, FOR ratification of Crowe Horwath LLP as the Company’s auditors for the year 2012, FOR the amendment increasing the number of shares issuable under the 2006 Incentive Plan, and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the Meeting, including procedural matters such as a recess or adjournment. We believe that brokers holding shares for their customers in general will not be permitted to vote on the election of directors or Proposal 3 without instruction from their customers.  If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered as abstentions with respect to that matter, and will have the effect of abstentions as described above.  While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

Shareholder Proposals

We plan to hold our year 2013 Annual Meeting of Shareholders on May 15, 2013.  In order to be considered for inclusion in our proxy statement and form of proxy for the 2013 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 19500 Jamboree Road, Irvine, California 92612 no later than December 20, 2012. In addition, any such proposals will need to comply with Rule 14a-8 adopted under the Securities Exchange Act of 1934, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Notice of any director nomination or other proposal that you intend to present at the 2013 annual meeting of shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2013 annual meeting of shareholders, must be delivered to the Company’s Secretary by mail at the address given above, a reasonable time before we send our proxy materials for that meeting. The proxy we solicit for the 2013 annual meeting of shareholders will confer discretionary authority on the Company’s proxies to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with such notice.

Availability of Annual Report on Form 10-K

We have provided a copy of our 2011 Annual Report with this proxy statement.  Shareholders may obtain, without charge, a copy of the Company’s annual report on Form 10-K, upon written request.  Any such request should be directed to "Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612."  The annual report on Form 10-K is also available on our website, at the following address: http://www.consumerportfolio.com/2011Form10K.html

CONSUMER PORTFOLIO SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18. 2012

The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 19500 Jamboree Road, Irvine, CA 92612 on May 18, 2012, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and Jeffrey P. Fritz, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services,  Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF
CONSUMER PORTFOLIO SERVICES, INC.
May 18, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.consumerportfolio.com/AnnualMeeting2012.html

Please date, sign and mail your proxy card in the
envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors:		2.	To ratify the appointment of Crowe Horwath LLP as independent auditors of the Company for the year ending December 31, 2012.	☐	☐	☐
	NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	m Charles E. Bradley, Jr. m Chris A. Adams m Brian J. Rayhill m William B. Roberts m Gregory S. Washer m Daniel S. Wood	3.	To approve an amendment to the Company's 2006 Long-Term Equity Incentive Plan, which increases the number of shares issuable thereunder by 2,200,000.	☐	☐	☐

		4.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐
Signature of Shareholder _____________________  Date________ Signature of Shareholder  _______________________  Date ________

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CONSUMER PORTFOLIO SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2012

The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 19500 Jamboree Road, Irvine, CA 92612 on May 18, 2012, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and Jeffrey P. Fritz, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services,  Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

CONSUMER PORTFOLIO SERVICES, INC.

May 18, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
COMPANY NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting. MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.consumerportfolio.com/AnnualMeeting2012.html

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	To ratify the appointment of Crowe Horwath LLP as independent auditors of the Company for the year ending December 31, 2012.	☐	☐	☐
	NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	m Charles E. Bradley, Jr. m Chris A. Adams m Brian J. Rayhill m William B. Roberts m Gregory S. Washer m Daniel S. Wood		3.	To approve an amendment to the Company's 2006 Long-Term Equity Incentive Plan, which increases the number of shares issuable thereunder by 2,200,000.	☐	☐	☐

			4.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
		☐

Signature of Shareholder _______________________  Date________ Signature of Shareholder  ________________________  Date ________

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.